MAXXAM PLANS PRIVATE PLACEMENT OF EXCHANGEABLE DEBT

          HOUSTON, Texas, September 8, 1995--MAXXAM Inc. (ASE:MXM) said today that it intends to undertake a private placement of $75 million of Exchangeable Senior Secured Bonds Due 2005. The bonds will be exchangeable into, and secured by, a portion of the shares of Kaiser Aluminum Corporation (NYSE:KLU) common stock, par value $.01 per share, that are currently owned by MAXXAM.
          MAXXAM said it intends to use the proceeds from the offering to redeem approximately $17.5 million aggregate principal amount of its 12-1/2% Subordinated Debentures due December 15, 1999, and approximately $25 million aggregate principal amount of its 14% Senior Subordinated Reset Notes due May 20, 2000. The remaining proceeds will be used for general corporate purposes.
          The securities being offered have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from these registration requirements.
          MAXXAM Inc. is a diversified FORTUNE 1000 company engaged primarily in aluminum, forest products, and real estate. It owns approximately 62% of the voting stock of Kaiser Aluminum Corporation.